Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 19 PERCENT REVENUE GROWTH AND 60 PERCENT EARNINGS INCREASE FOR FISCAL 2009 SECOND QUARTER
Company Announces Plans to Increase and Accelerate Sales Force Expansion
     ST. PAUL, Minn., May 27, 2009 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported record revenue for the second quarter ended April 30, 2009.
     For the 2009 fiscal second quarter, net revenue rose to $14.8 million, a 19 percent increase over $12.4 million in the year-ago period and a 10 percent sequential increase over the fiscal first quarter. The company reported second quarter net income of $2.1 million, or $0.18 per diluted share, up 60 percent from net income of $1.3 million, or $0.10 per diluted share, in the year-earlier period.
     Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer, commented on the quarter: “We are very pleased with the company’s performance. Synovis has a strong portfolio of high performance products in large markets, and physicians are increasingly choosing to use them. Our Peri-Strips® and Veritas® products offer benefits our competitors do not have, giving us an opportunity to continue to gain market share. To take advantage of that opportunity, we are accelerating and increasing our surgical sales force expansion plans.
     “The addition of 16 new sales professionals and two more regional managers to our surgical sales team is now under way and is expected to be completed early in our fiscal fourth quarter. This expansion will bring our domestic surgical sales force up to 56 territory sales representatives and seven regional managers – significant growth from the 24 territory sales representatives and three regional managers we had going into fiscal 2007. Past additions of sales representatives have proven very effective, with increased market penetration and revenue growth coming after a six-month training and introductory period. We feel very
(more)

Synovis Life Technologies
May 27, 2009

positive about the potential of our products to gain share in the markets we address and have chosen to aggressively realize that potential. In addition, our microsurgery sales team is up to full staff with nine sales representatives focused on that product line.”
     Gross margin for the fiscal second quarter rose to 72 percent, a nearly 5 percentage point gain over the second quarter of fiscal 2008. Increased sales of higher margin Veritas and Peri-Strips products drove over half of the gross margin improvement, with improved labor and material utilization and higher average net selling prices accounting for the remainder. SG&A expenses increased 13 percent, well below the sales growth rate for the quarter. Expenses in this category are expected to rise in the second half of the fiscal year largely due to the expansion of our surgical sales force, as well as increased expenses for post-market clinical studies. Research and development expenses totaled $913,000 in the second quarter, a 13 percent increase over the year-ago period, primarily due to investments related to the development of the Flow Coupler, product enhancement initiatives for Peri-Strips, and work on current and future indications for Veritas. Operating income for the second quarter totaled $2.8 million, double the operating income of $1.4 million a year earlier.
     In the first half of fiscal 2009, net revenue from continuing operations rose to $28.2 million, up 19 percent from $23.7 million in the first six months of the prior fiscal year. Net earnings from continuing operations improved to $3.7 million, or $0.32 per diluted share, up from $2.5 million, or $0.19 per diluted share, in the first half of fiscal 2008.
Growth through High-Potential Products
     Synovis offers an attractive product portfolio which includes tissue-based repair and regeneration products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery. Product-related highlights follow.
     Peri-Strips Dry, or PSD, product sales reached a record $5.0 million in the second quarter, a 15 percent increase over the year-ago period with strong contributions from both U.S. and European markets. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
     Kramp said, “Peri-Strips sales for gastric bypass surgery are growing faster than procedural growth – a strong indication that we are both taking market share from competitors and converting surgeons who have historically not used a buttress. We believe the advantages of our buttress, as communicated by our expanding sales force, will continue to gain the confidence of physicians. Roux-en-Y gastric bypass surgery remains the most effective method to achieve significant and sustained weight loss, and reduction in the co-morbidities of obesity. The procedure and its outcomes are well documented in clinical literature – a point of growing importance as comparative effectiveness requirements are implemented, and new procedures and technologies
(more)

Synovis Life Technologies
May 27, 2009

must generate clinical data to demonstrate benefits relative to existing procedures. In Europe, Roux-en-Y surgery is growing due to disappointing long-term results with gastric banding. Peri-Strips are being increasingly chosen to prevent blood and gastric fluid leaks in bariatric surgery, thus avoiding extremely costly complications.”
     Revenue from patch products based on Synovis’ unique Veritas remodelable biomaterial rose to $2.1 million in the second quarter, an 82 percent increase over the comparable period last year. Veritas, which is extremely conformable and strong, acts as a “scaffold” to facilitate tissue regeneration. Synovis launched Veritas into the ventral hernia repair market in early fiscal 2007.
     Regarding the hernia market, Kramp added, “Veritas is an extraordinary biomaterial that has clear advantages over other leading products on the market. Expanding our surgical sales force is an important strategy to drive growth in this large and competitive market and to capture this product’s sizable market potential. Our annualized sales rate has reached $8.4 million, and to further support Veritas sales, we are moving forward with previously announced in vivo and clinical studies to document the comparative strengths of Veritas versus its biological competitors, and to have comparative effectiveness data in place for future needs. This will be a multi-year endeavor, and in the meantime we are analyzing retrospective data from physicians who have used our product and are encouraging publication of such data.”
     Sales of the established Tissue-Guard line of products for vascular, thoracic and neuro applications increased 9 percent to $4.1 million in the fiscal second quarter, with strong growth in U.S. and international vascular applications. Higher unit sales and selling prices both contributed to the revenue increase.
     Second quarter revenue from the microsurgical product line was $2.1 million, a 17 percent increase over the same period last year. Sales of the Coupler, the primary microsurgery product, showed a 20 percent gain over the year-ago quarter. The Coupler facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing. The connection is performed in such a way that no foreign material is placed in the blood flow path, thus resulting in short- and long-term patency rates which compare favorably to hand suturing. The Coupler is most often used in perforator flap surgery – a breast reconstruction procedure performed after cancer surgery. This procedure is reimbursed and increasing in frequency.
     Kramp noted, “Microsurgery sales improved 18 percent sequentially over the first quarter during which we restructured and expanded our microsurgical sales staff. By March, we had already hired our new sales people and training was well under way. Going into April, we had a full complement of nine sales professionals focused on microsurgical products. We have observed that the rate of hospitals opening new microsurgery programs, and the related purchases of equipment and inventory, is down meaningfully from this time last year, and thus we have increased our focus on existing programs. Our microsurgical products require a highly technical sales approach, and while there is a learning curve for new sales people, we are encouraged by our second quarter results.”
(more)

Synovis Life Technologies
May 27, 2009

Balance Sheet and Cash Flow
     Synovis had $22.5 million in cash and cash equivalents, as well as $3.0 million in restricted cash and $41.7 million in short- and long-term investments (including $5.4 million of auction rate securities), for a total of $67.2 million as of April 30, 2009, up from $65.1 million at the end of the first quarter of fiscal 2009. Operating activities provided cash of approximately $2.8 million in the second quarter of fiscal 2009.
     The estimated fair value of the company’s $9.0 million investment in auction rate securities was $5.4 million as of the end of the second quarter, compared to $5.3 million as of the end of the previous quarter. Based on the facts and circumstances as of April 30, 2009, the company believes the fair value adjustment to be temporary and has recorded the loss as “accumulated other comprehensive loss” in the equity section of the balance sheet. As such, the fair value adjustment had no impact on net income or earnings per share in the quarter. However, facts and circumstances could change in the future which could cause the company to record additional temporary impairment, or could cause any impairment to become other than temporary.
Conference Call and Webcast
     Synovis Life Technologies will host a live webcast of its fiscal second-quarter conference call today, May 27, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, May 27.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 99972290. The audio replay will be available beginning at 1 p.m. CT on Wednesday, May 27, through 6 p.m. CT on Friday, May 29.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
(more)

Synovis Life Technologies
May 27, 2009

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanding direct sales force to grow revenues, outcomes of clinical and marketing trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
(more)

Synovis Life Technologies
May 27, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2009	2008	2009	2008
Net revenue	$14,755	$12,413	$28,169	$23,719
Cost of revenue	4,076	4,010	8,049	7,695
Gross margin	10,679	8,403	20,120	16,024
Gross margin percentage	72%	68%	71%	68%

Selling, general and administrative	6,992	6,200	13,339	11,855
Research and development	913	806	1,767	1,489

Operating income	2,774	1,397	5,014	2,680

Interest income	237	575	576	1,160
Income from continuing operations before provision for income taxes	3,011	1,972	5,590	3,840
Provision for income taxes	929	671	1,845	1,344

Income from continuing operations	2,082	1,301	3,745	2,496

Discontinued operations:
Loss from operations of discontinued business, net of tax benefit of $10	—	—	—	(20)
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	—	5,340

Net income	$2,082	$1,301	$3,745	$7,816

Basic earnings per share
-Continuing operations	$0.18	$0.10	$0.32	$0.20
-Discontinued operations	—	—	—	0.43

Total	$0.18	$0.10	$0.32	$0.63

Diluted earnings per share
-Continuing operations	$0.18	$0.10	$0.32	$0.19
-Discontinued operations	—	—	—	0.42

Total	$0.18	$0.10	$0.32	$0.61

Weighted average basic shares outstanding	11,531	12,413	11,628	12,393
Weighted average diluted shares outstanding	11,763	12,706	11,866	12,733
(more)

Synovis Life Technologies
May 27, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of April 30, 2009 (unaudited) and October 31, 2008
(In thousands, except share and per share data)

	April 30,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$22,494	$46,895
Restricted cash	2,950	2,950
Short-term investments	30,443	5,598
Accounts receivable, net	7,411	6,071
Inventories	5,669	5,733
Other current assets	1,824	2,390

Total current assets	70,791	69,637

Investments, net	11,279	19,345
Property, plant and equipment, net	3,079	2,931
Goodwill and other intangible assets, net	5,124	5,158
Deferred income tax asset, net	490	330

Total assets	$90,763	$97,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,603	$7,393
Deferred income tax liability, net	147	147

Total current liabilities	5,750	7,540

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,532,372 at April 30, 2009 and 12,018,670 at October 31, 2008	115	120

Additional paid-in capital	64,610	72,181
Accumulated other comprehensive loss	(3,424)	(2,407)
Retained earnings	23,712	19,967

Total shareholders’ equity	85,013	89,861

Total liabilities and shareholders’ equity	$90,763	$97,401

###